Company Contact:
Pam Scott
Director of Corporate Communications
(509) 777-6393

Red Lion Hotels Reports Second Quarter 2013 Results

SPOKANE, Wash., Aug. 8, 2013 - Red Lion Hotels Corporation (NYSE: RLH), a western U.S. based owner and a franchisor of midscale hotels, today announced its results for the second quarter 2013.

Second Quarter Highlights:

•	Refinanced $38 million in maturing debt through an expanded credit facility

•	ADR for comparable owned and leased hotels increased 4.3 percent year over year

•	RevPAR for comparable owned and leased hotels increased 3.0 percent year over year

•	Signed agreements for three franchise hotels during the quarter

Comparable operating results and data from continuing operations (as disclosed in the table by the same title) for the periods included in this release exclude from hotel operations the results of the hotels or operations that have been sold in the past four quarters. Throughout this release the company refers to certain non-GAAP financial measures. Please refer to the tables attached to this release for a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure determined in accordance with GAAP.

“We have been successful in growing rate in 2013 with ADR increasing by 4.3 percent during the second quarter,” said Jon E. Eliassen, President and Chief Executive Officer of Red Lion Hotels Corporation. “We will continue to focus on ADR growth for the remainder of the year.”

Eliassen continued, “Expanding our franchise network also remains a key growth initiative. With 27 franchised properties, we are well on our way toward our goal of 30 by the end of the year. Additionally, with the completion in June of our refinancing and expanded credit facility, Red Lion has a stronger balance sheet and is better positioned to invest in franchising and in improvements for our owned properties.”

Second Quarter 2013 Results
Total comparable revenue from owned and leased hotels of $32.6 million increased $0.3 million or 0.9 percent compared to the same period a year ago. Comparable room revenue from owned and leased hotels of $25.5 million increased $0.8 million over the same period last year. Comparable ADR increased by 4.3 percent to $88.15, which drove a RevPAR increase of 3.0 percent year over year to $58.89. Comparable hotel direct operating margin declined to 22.1 percent from 24.7 percent in the same period in 2012, largely due to timing of sales & marketing initiatives, declines in food and beverage contribution, and one-time labor cost adjustments that benefited the second quarter of 2012.

Franchise revenue increased to $1.9 million from $1.3 million. Net segment results however declined $0.3 million reflecting increased costs to support the company's franchise growth initiative.

Entertainment revenue of $1.8 million decreased $0.6 million from the second quarter of 2012. The timing and mix of shows drove the decline in revenue and segment results.

On a comparable basis, total company EBITDA from continuing operations before special items was $4.0 million for the second quarter of 2013 compared to $5.0 million in the prior year period. Increased marketing expense, franchise development costs and unfavorable labor cost comparisons due to one-time adjustments that occurred in 2012 were the primary contributors to the decline in EBITDA.

Net loss from continuing operations in the second quarter of 2013 was $0.9 million compared to $0.1 million in the second quarter of 2012.

Discontinued Operations
The operations of the company's commercial mall in Kalispell, Montana, the Red Lion Hotel Medford in Oregon, the ownership of certain real estate in Sacramento, California, and a contract catering business in Yakima, Washington, were classified as discontinued operations. This presentation, as required under generally accepted accounting principles (“GAAP”), separately reports the results including any related asset impairment charges, net of income taxes as “net income (loss) from discontinued operations” on the company's statement of comprehensive income (loss) for all periods presented.

Liquidity and Balance Sheet
On June 20, 2013, the company expanded its existing credit facility with Wells Fargo Bank, National Association. The term loan under the facility, which will not mature until June 2018, was increased to $45 million with a 15-year amortization. Proceeds of approximately $38 million from the expanded facility were used to refinance the company's maturing debt. The remaining proceeds will be used for capital expenditures and for general corporate purposes. Additionally, a $10 million two-year revolving line of credit is available under the facility, a portion of which supports outstanding letters of credit. The company has pledged 19 Red Lion hotels as collateral for the new agreement.

At June 30, 2013, the company had $17.2 million in cash and cash equivalents and no cash borrowings on its $10 million revolving line of credit. Additionally, at June 30, 2013, the company had outstanding debt of $75.8 million, of which $3.0 million was current.

Capital expenditures, primarily for guest room improvement projects, for the three and six months ended June 30, 2013, totaled $2.7 million and $4.7 million respectively.

Franchise Update
During the second quarter, the company signed three franchise agreements; one with the buyer of the company's previously owned property; one with the owners of a new location which converted in the quarter; and a third with the owners of an independent hotel which joined the Leo Hotel Collection subsequent to quarter end:

•	The Red Lion Hotel in Pendleton, Oregon, continued as a franchise following its sale by the company in April 2013

•	Red Lion Inn & Suites Tempe in Arizona, converted in May 2013

•	The Riverside Hotel - Boise, converted in July 2013 and joined the Leo Hotel Collection

Assets Held for Sale
During the second quarter, the company sold the following assets:

•	Red Lion Hotel in Pendleton, Oregon, for $2.25 million, which continued as a franchise hotel upon closing of the sale

•
Kalispell Center Mall in Montana for $11.6 million.  Concurrent with the sale, the company entered into an operating lease agreement with the buyer of the commercial mall under which the company will continue to operate the attached Red Lion Hotel Kalispell.

Subsequent to quarter end, the company sold the Red Lion Hotel Medford in Oregon for $2.8 million.

Outlook for 2013
Based on the outlook for the markets in which the company operates and on currently available information, the company reaffirms the previously announced RevPAR guidance and has refined its capital expenditure estimates for 2013:

•	Full year 2013 RevPAR for comparable owned and leased hotels is expected to increase 1 to 3 percent over 2012, driven primarily by ADR increases.

•	The company expects to invest $12-$16 million in capital improvements in 2013.

Conference Call Information
The company will conduct a conference call on Aug. 8, 2013, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), to discuss the results for interested investors, analysts and portfolio managers. Hosting the call will be President and Chief Executive Officer Jon E. Eliassen and Executive Vice President and Chief Financial Officer Julie Shiflett.

To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: (800) 230-1059. International callers should dial (612) 288-0329.

This conference call will also be webcast live on www.redlion.com in the Investor Relations section of the website. To listen to the live call, please go to the Red Lion website at least fifteen minutes prior to the start of the call to register and to download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 5:00 p.m. Pacific Time on Aug. 8, 2013, through Aug. 22, 2013, at (800) 475-6701 or (320) 365-3844 (International), access code - 298326. The replay will also be available shortly after the call on the Red Lion website.

About Red Lion Hotels Corporation
Red Lion Hotels Corporation is a hospitality company primarily engaged in the franchising, ownership and operation of hotels located in ten states and one Canadian province. As of August 8, 2013, the company has 52 hotels system wide. The Red Lion Hotels and Red Lion Inn & Suites network is comprised of 50 hotels with 8,903 rooms and 462,135 square feet of meeting space. The Leo Hotel Collection is comprised of two hotels with 3,256 rooms and 241,000 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company's website at www.redlion.com.

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company's annual report on Form 10-K for the year ended December 31, 2012, and in other documents filed by the company with the Securities and Exchange Commission.

Red Lion Hotels Corporation
Consolidated Statements of Comprehensive Income (Loss)
(unaudited)
($ in thousands, except footnotes and per share amounts)

	Three months ended June 30,
	2013	2012	$ Change	% Change

Revenue:
Hotels	$32,560	$36,525	$(3,965)	-10.9%
Franchise	1,943	1,309	634	48.4%
Entertainment	1,778	2,376	(598)	-25.2%
Other	86	122	(36)	-29.5%

Total revenues	36,367	40,332	(3,965)	-9.8%

Operating expenses:
Hotels	25,472	27,832	(2,360)	-8.5%
Franchise	2,013	1,096	917	83.7%
Entertainment	2,115	2,567	(452)	-17.6%
Other	132	209	(77)	-36.8%
Depreciation and amortization	3,614	3,847	(233)	-6.1%
Hotel facility and land lease	1,221	1,156	65	5.6%
Asset impairment	—	252	(252)	n/m
Loss (gain) on asset dispositions, net	(28)	(103)	75	-72.8%
Undistributed corporate expenses	1,858	1,902	(44)	-2.3%

Total expenses	36,397	38,758	(2,361)	-6.1%

Operating income (loss)	(30)	1,574	(1,604)	n/m
Other income (expense):
Interest expense	(1,545)	(1,820)	275	-15.1%
Other income, net	201	16	185	n/m

Income (loss) before income taxes	(1,374)	(230)	(1,144)	n/m

Income tax (benefit) expense	(471)	(93)	(378)	n/m

Net income (loss) from continuing operations	(903)	(137)	(766)	n/m

Discontinued operations (3,4,5,6):
Income (loss) from operations of discontinued business units, net of income tax (benefit) expense of $7 and $71 respectively	11	126	(115)	-91.3%
Loss on disposal and impairment of the assets of the discontinued business units, net income tax (benefit) expense of $(179) and $(1,678) respectively	(315)	(2,959)	2,644	-89.4%

Net income (loss) from discontinued operations	(304)	(2,833)	2,529	-89.3%

Net income (loss)	(1,207)	(2,970)	1,763	-59.4%

Less net income or loss attributable to noncontrolling interest	—	—	—	n/m

Net income (loss) attributable to Red Lion Hotels Corporation	$(1,207)	$(2,970)	1,763	-59.4%

Comprehensive income (loss)
Unrealized gains (losses) on cash flow hedge, net of tax	(134)	—	(134)	n/m

Comprehensive income (loss) attributable to Red Lion Hotels Corporation	$(1,341)	$(2,970)	$1,629	-54.8%

Earnings per share - basic and diluted
Net income (loss) from continuing operations	$(0.04)	$(0.01)
Net income (loss) from discontinued operations	$(0.02)	$(0.14)
Net income (loss) attributable to Red Lion Hotels Corporation	$(0.06)	$(0.15)
Weighted average shares - basic	$19,512	$19,292
Weighted average shares - diluted	$19,512	$19,292

Non-GAAP Financial Measures:

EBITDA (1)	$3,309	$1,276	$2,033	159.3%
EBITDA as a percentage of revenues	9.1%	3.2%

Comparable EBITDA from continuing operations before special items (2)	$3,962	$4,956	$(994)	-20.1%
(1)	The definition of "EBITDA" and how that measure relates to net income (loss) attributable to Red Lion Hotels Corporation is discussed further in this release under Non-GAAP Financial Measures.
(2)	The definition of "Comparable EBITDA from continuing operations before special items" can be found in the table named "Comparable Operating Results and Data From Continuing Operations".
(3)
During the fourth quarter 2011, the company listed for sale its hotel in Medford, Oregon, a non-core asset in which the company does not expect to maintain significant continuing involvement following a sale. Accordingly, the operations of this property have been classified as discontinued operations for all periods presented.

(4)
During the second quarter 2012, based on the company's right to sell its hotel in Sacramento, California to its tenant and on negotiations regarding transaction terms, the operating results from the ownership of this real estate and land were classified as discontinued operations for all periods presented. This hotel sale was completed in the third quarter of 2012.

(5)
During the third quarter 2012, the company listed for sale its commercial mall in Kalispell, Montana. The company will not maintain significant continuing involvement in the property following a sale. Accordingly, the operations of this property have been classified as discontinued operations for all periods presented. The company completed the sale in the second quarter of 2013.

(6)
During the first quarter 2013, the company gave notice to the City of Yakima, Washington to terminate its contract to operate as the catering company for the Convention Center and ceased operations in the second quarter 2013. Accordingly, the operations under this agreement have been classified as discontinued operations for all periods presented.

Red Lion Hotels Corporation
Consolidated Statements of Comprehensive Income (Loss)
(unaudited)
($ in thousands, except footnotes and per share amounts)

	Six months ended June 30,
	2013	2012	$ Change	% Change

Revenue:
Hotels	$58,154	$64,677	$(6,523)	-10.1%
Franchise	3,207	2,398	809	33.7%
Entertainment	5,151	4,900	251	5.1%
Other	171	232	(61)	-26.3%

Total revenues	66,683	72,207	(5,524)	-7.7%

Operating expenses:
Hotels	48,784	52,870	(4,086)	-7.7%
Franchise	3,312	2,268	1,044	46.0%
Entertainment	5,099	4,770	329	6.9%
Other	240	399	(159)	-39.8%
Depreciation and amortization	7,278	7,689	(411)	-5.3%
Hotel facility and land lease	2,345	2,282	63	2.8%
Asset impairment	—	6,929	(6,929)	n/m
Loss (gain) on asset dispositions, net	(120)	(207)	87	-42.0%
Undistributed corporate expenses	3,664	3,283	381	11.6%

Total expenses	70,602	80,283	(9,681)	-12.1%

Operating income (loss)	(3,919)	(8,076)	4,157	-51.5%
Other income (expense):
Interest expense	(3,029)	(3,637)	608	-16.7%
Other income, net	302	29	273	n/m

Income (loss) before income taxes	(6,646)	(11,684)	5,038	-43.1%

Income tax (benefit) expense	(2,540)	(4,451)	1,911	-42.9%

Net income (loss) from continuing operations	(4,106)	(7,233)	3,127	-43.2%

Discontinued operations (3,4,5,6):
Income (loss) from operations of discontinued business units, net of income tax (benefit) expense of 86 and $31 respectively	149	54	95	n/m
Loss on disposal and impairment of the assets of the discontinued business units, net income tax (benefit) expense of $(204) and $(1,678) respectively	(360)	(2,959)	2,599	-87.8%

Net income (loss) from discontinued operations	(211)	(2,905)	2,694	-92.7%

Net income (loss)	(4,317)	(10,138)	5,821	-57.4%

Less net income or loss attributable to noncontrolling interest	—	(7)	7	n/m

Net income (loss) attributable to Red Lion Hotels Corporation	(4,317)	10,131	5,828

Comprehensive income (loss)
Unrealized gains (losses) on cash flow hedge, net of tax	(134)	—	(134)	n/m

Comprehensive income (loss) attributable to Red Lion Hotels Corporation	$(4,451)	$10,131	$5,694	-53.2%

Earnings per share - basic and diluted
Net income (loss) from continuing operations	$(0.21)	$(0.38)
Net income (loss) from discontinued operations	$(0.01)	$(0.15)
Net income (loss) attributable to Red Lion Hotels Corporation	$(0.22)	$(0.53)
Weighted average shares - basic	19,490	19,257
Weighted average shares - diluted	19,490	19,257

Non-GAAP Financial Measures:
EBITDA (1)	$3,335	$(4,341)	$7,676	n/m
EBITDA as a percentage of revenues	5.0%	(6.0)%

Comparable EBITDA from continuing operations before special items (2)	$4,114	$6,057	$(1,943)	-32.1%

(1)	The definition of "EBITDA" and how that measure relates to net income (loss) attributable to Red Lion Hotels Corporation is discussed further in this release under Non-GAAP Financial Measures.
(2)	The definition of "Comparable EBITDA from continuing operations before special items" can be found in the table named "Comparable Operating Results and Data From Continuing Operations".
(3)
During the fourth quarter 2011, the company listed for sale its hotel in Medford, Oregon, a non-core asset in which the company does not expect to maintain significant continuing involvement following a sale. Accordingly, the operations of this property have been classified as discontinued operations for all periods presented.

(4)
During the second quarter 2012, based on the company's right to sell its hotel in Sacramento, California to its tenant and on negotiations regarding transaction terms, the operating results from the ownership of this real estate and land were classified as discontinued operations for all periods presented. This hotel sale was completed in the third quarter of 2012.

(5)
During the third quarter 2012, the company listed for sale its commercial mall in Kalispell, Montana. The company will not maintain significant continuing involvement in the property following a sale. Accordingly, the operations of this property have been classified as discontinued operations for all periods presented. The company completed the sale in the second quarter of 2013.

(6)
During the first quarter 2013, the company gave notice to the City of Yakima, Washington to terminate its contract to operate as the catering company for the Convention Center and ceased operations in the second quarter 2013. Accordingly, the operations under this agreement have been classified as discontinued operations for all periods presented.

Red Lion Hotels Corporation
Consolidated Balance Sheets
(unaudited)
($ in thousands, except share data)

	June 30,	December 31,
	2013	2012
Assets:
Current assets:
Cash and cash equivalents	$17,175	$6,477
Restricted cash	8	2,417
Accounts receivable, net	6,243	5,774
Notes receivable	2,135	4,112
Inventories	1,507	1,329
Prepaid expenses and other	2,994	2,648
Deferred income taxes	778	2,342
Assets held for sale	2,768	18,288
Total current assets	33,608	43,387
Property and equipment, net	192,422	195,012
Goodwill	8,512	8,512
Intangible assets	6,992	6,992
Notes receivable, long term	4,644	2,902
Other assets, net	4,808	4,137
Total assets	$250,986	$260,942
Liabilities:
Current liabilities:
Accounts payable	$6,237	$5,967
Accrued payroll and related benefits	4,122	2,504
Accrued interest payable	57	190
Advance deposits	550	248
Other accrued expenses	9,981	9,286
Long-term debt, due within one year	3,000	49,178
Total current liabilities	23,947	67,373
Long-term debt, due after one year	42,000	—
Deferred income	3,689	3,923
Deferred income taxes	1,635	5,913
Debentures due Red Lion Hotels Capital Trust	30,825	30,825
Total liabilities	102,096	108,034
Stockholders' equity:
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value;19,574,572 and 19,451,849 shares issued and outstanding	196	195
Additional paid-in capital	151,230	150,798
Accumulated other comprehensive income (loss)	(134)	—
Retained earnings (accumulated deficit)	(2,402)	1,915
Total stockholders' equity	148,890	152,908
Total liabilities and stockholders' equity	$250,986	$260,942

Red Lion Hotels Corporation
Additional Hotel Statistics
(unaudited)

System-wide Hotels as of June 30, 2013
			Meeting Space
	Hotels	Rooms	(sq. ft.)
Red Lion Owned or Leased Hotels (1):
Comparable Continuing Operations	25	4,766	230,305
Discontinued Operations	1	185	9,552
Red Lion Franchised Hotels (1)	25	4,137	231,830
Leo Hotel Collection	1	2,956	220,000
Total Red Lion Hotels	52	12,044	691,687

Comparable Hotel Statistics from Continuing Operations (1,2,3)

	Three months ended June 30, 2013			Three months ended June 30, 2012
	Average Occupancy(4)	ADR (5)	RevPAR (6)	Average Occupancy(4)	ADR (5)	RevPAR (6)
Owned and Leased Hotels(1)	66.8%	$88.15	$58.89	67.6%	$84.53	$57.15
Franchised Hotels	61.7%	$87.49	$54.02	59.7%	$84.81	$50.63
Total System Wide(2)	64.7%	$87.90	$56.90	64.4%	$84.64	$54.49

Change from prior comparative period:
Owned and Leased Hotels	(0.8)	4.3%	3.0%
Franchised Hotels	2.0	3.2%	6.7%
Total System Wide	0.3	3.9%	4.4%

	Six months ended June 30, 2013			Six months ended June 30, 2012
	Average Occupancy(4)	ADR (5)	RevPAR (6)	Average Occupancy(4)	ADR (5)	RevPAR (6)
Owned and Leased Hotels(1)	60.5%	$84.80	$51.28	61.4%	$81.44	$49.98
Franchised Hotels	53.6%	$85.15	$45.64	53.2%	$82.10	$43.66
Total System Wide(2)	57.7%	$84.93	$48.98	58.0%	$81.69	$47.41

Change from prior comparative period:
Owned and Leased Hotels	(0.9)	4.1%	2.6%
Franchised Hotels	0.4	3.7%	4.5%
Total System Wide	(0.3)	4.0%	3.3%

(1)
Includes all hotels owned, leased and franchised, presented on a comparable basis for hotel statistics. The Helena, Denver Southeast, Missoula and Pendleton properties have been excluded from the owned and leased hotel statistics and included in the franchised statistics for all periods shown.

(2)	Excludes one hotel identified as a discontinued operation.

(3)	Excludes statistics for the Leo Hotel Collection.

(4)
Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(5)	Average daily rate ("ADR") represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(6)	Revenue per available room ("RevPAR") represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation
Comparable Operating Results and Data From Continuing Operations
(unaudited)
($ in thousands)

Certain operating results for the periods included in this report are shown on a comparable hotel basis. Comparable hotels are defined as properties that are owned or leased by the company and the operations of which are included in the consolidated results from continuing operations for the entirety of the reporting periods being compared. Comparable operating results from continuing operations and comparable operating results from continuing operations before special items represent reported operating results less the impact of the Helena property, which was sold in July 2012; the Denver Southeast property, which was sold in October 2012; the Missoula property, which was sold in February 2013 and the Pendleton property, which was sold in April 2013; and less the impact of certain non-recurring charges that do not allow for a meaningful comparison between periods. We utilize these measures because management finds them a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core, ongoing operations. We believe they are a complement to reported operating results. Comparable operating results from continuing operations and comparable operating results from continuing operations before special items are not intended to represent reported operating results defined by generally accepted accounting principles in the United States ("GAAP"), and such information should not be considered as an alternative to reported information or any other measure of performance prescribed by GAAP.

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

Total revenue per the consolidated statements of operations	$36,367	$40,332	$66,683	$72,207
less: Revenue from Helena, Denver Southeast, Missoula and Pendleton properties	(3)	(4,273)	(373)	(7,193)
Comparable total revenue	$36,364	$36,059	$66,310	$65,014

Room revenue from continuing operations	$25,538	$27,727	$44,543	$48,233
less: Room revenue from Helena, Denver Southeast, Missoula and Pendleton properties	(2)	(2,943)	(308)	(4,875)
Comparable room revenue	$25,536	$24,784	$44,235	$43,358

Food and beverage revenue from continuing operations	$6,377	$8,060	$12,452	$15,129
less: Food and beverage revenue from Helena, Denver Southeast, Missoula and Pendleton properties	(1)	(1,103)	(59)	(1,891)
Comparable food and beverage revenue	$6,376	$6,957	$12,393	$13,238

Other hotels revenue from continuing operations	$645	$738	$1,159	$1,315
less: Other hotels revenue from Helena, Denver Southeast, Missoula and Pendleton properties	—	(227)	(6)	(427)
Comparable other hotels revenue	$645	$511	$1,153	$888

Total hotel revenue from continuing operations	$32,560	$36,525	$58,154	$64,677
less: Total hotel revenue from Helena, Denver Southeast, Missoula and Pendleton properties	(3)	(4,273)	(373)	(7,193)
Comparable total hotels revenue	$32,557	$32,252	$57,781	$57,484

The reconciliation of hotel operating expense per the consolidated statements of operations to comparable hotel operating expense is as follows:

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

Hotel operating expenses from continuing operations	$25,472	$27,832	$48,784	$52,870
less: Hotel operating expenses from Helena, Denver Southeast, Missoula and Pendleton properties	(97)	(3,540)	(718)	(6,678)
Comparable hotel operating expenses	$25,375	$24,292	$48,066	$46,192

Hotel revenue from continuing operations	$32,560	$36,525	$58,154	$64,677
less: Hotel revenue from Helena, Denver Southeast, Missoula and Pendleton properties	(3)	(4,273)	(373)	(7,193)
Comparable hotel revenue	$32,557	$32,252	$57,781	$57,484

Hotel direct operating margin from continuing operations	$7,088	$8,693	$9,370	$11,807
less: Hotel direct operation margin from Helena, Denver Southeast, Missoula and Pendleton properties	94	(733)	345	(515)
Comparable hotel direct margin	$7,182	$7,960	$9,715	$11,292
Comparable hotel direct margin %	22.1%	24.7%	16.8%	19.6%

The reconciliation of EBITDA from continuing operations before special items per the table entitled "Disclosure of Special Items" to comparable total EBITDA before special items is as follows:

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

EBITDA before special items per the table "Disclosure of Special Items"	$3,785	$5,689	$3,661	$6,578
less: EBITDA of Helena, Denver Southeast, Missoula and Pendleton properties	177	(733)	453	(521)
Comparable total EBITDA from continuing operations before special items	$3,962	$4,956	$4,114	$6,057

Red Lion Hotels Corporation
Reconciliation of EBITDA to Net Income Attributable to Red Lion Hotels Corporation
(unaudited)
($ in thousands)

The following is a reconciliation of EBITDA and EBITDA from continuing operations to net income (loss) attributable to Red Lion Hotels Corporation for the periods presented:

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

EBITDA from continuing operations	$3,785	$5,437	$3,661	$(351)
Income tax benefit (expense) - continuing operations	471	93	2,540	4,451
Interest expense - continuing operations	(1,545)	(1,820)	(3,029)	(3,637)
Depreciation and amortization - continuing operations	(3,614)	(3,847)	(7,278)	(7,689)
Net income (loss) attributable to Red Lion Hotels Corporation
from continuing operations	(903)	(137)	(4,106)	(7,226)
Income (loss) on discontinued operations, net of tax	(304)	(2,833)	(211)	(2,905)
Net income (loss) attributable to Red Lion Hotels Corporation	$(1,207)	$(2,970)	$(4,317)	$(10,131)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

EBITDA	$3,309	$1,276	$3,335	$(4,341)
Income tax benefit (expense)	643	1,700	2,658	6,098
Interest expense	(1,545)	(1,820)	(3,029)	(3,637)
Depreciation and amortization	(3,614)	(4,126)	(7,281)	(8,251)
Net income (loss) attributable to Red Lion Hotels Corporation	$(1,207)	$(2,970)	$(4,317)	$(10,131)

NON-GAAP FINANCIAL MEASURES

EBITDA is defined as net income attributable to Red Lion Hotels Corporation, before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income attributable to Red Lion Hotels Corporation and other financial performance measures provided in accordance with generally accepted accounting principles in the United States ("GAAP").

We use EBITDA to measure financial performance because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable tax laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.

However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile all EBITDA measures to net income attributable to Red Lion Hotels Corporation, which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash provided by operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income attributable to Red Lion Hotels Corporation determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

Red Lion Hotels Corporation
Disclosure of Special Items
(unaudited)

During the second quarter of 2012, the Company recorded a $0.3 million pre-tax impairment charge in continuing operations related to its property in Helena, Montana. During the six months ended June 30, 2012, the Company recorded $3.9 million, $2.3 million and $0.7 million in pre-tax impairment charges in continuing operations related to its properties in Denver, Colorado, Helena, Montana and Missoula, Montana, respectively. As a result, the operations as presented in the accompanying financial statements for the three and six months ended June 30, 2013 compared to 2012 do not reflect a meaningful comparison between periods. The following table represents a reconciliation of EBITDA from continuing operations before special items to EBITDA from continuing operations.

		Three months ended June 30,		Six months ended June 30,
		2013	2012	2013	2012
		EBITDA from	EBITDA from	EBITDA from	EBITDA from
		continuing	continuing	continuing	continuing
	($ in thousands)	operations (1)	operations (1)	operations (1)	operations (1)

Amount before special items		$3,785	$5,689	$3,661	$6,578

	Special items:
	Asset impairment charges (2)	—	(252)	—	(6,929)
EBITDA from continuing operations		$3,785	$5,437	$3,661	$(351)

(1)	Amount defined on the preceding table "Reconciliation of EBITDA to Net Income Attributable to Red Lion Hotels Corporation".

(2)	Amounts as included in the line items "Asset impairment" on the accompanying consolidated statements of comprehensive income (loss)